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                                                                   EXHIBIT (5)

  [WEC Logo]


March 27, 1997


Wisconsin Energy Corporation
231 West Michigan Street
P.O. Box 2949
Milwaukee WI  53201

     Re: Stock Plus Investment Plan

Ladies and Gentlemen:

I refer to the Registration Statement on Form S-3 (the "Registration Statement") being filed by Wisconsin Energy Corporation (the "Company") under the Securities Act of 1933 (the "1933 Act") with respect to the registration of 3,500,000 shares (the "Shares") of the Company's Common Stock, $.01 par value ("Common Stock"), for sale under the Company's Stock Plus Investment Plan (the "Plan"), as amended. Pursuant to Rule 429 under the 1933 Act, the Prospectus for the Plan contained in the Registration Statement (the "Prospectus") will constitute a combined prospectus relating also to the shares of Common Stock previously registered for the Plan by the Company's Registration Statement on Form S-3 filed on February 17, 1995 and declared effective on May 16, 1995 (Registration No. 33-57765) which remain unsold at the time the current Registration Statement becomes effective.

As disclosed in the Prospectus, Common Stock purchases by the Administrator for the Plan will either be made in the open market, in privately negotiated transactions or directly from the Company in the form of authorized but unissued or treasury shares. To enable the Company to maintain a balanced capital structure in light of the anticipated capital requirements of the Company and its subsidiaries, shares are currently being purchased on a new-issue basis from the Company.

I have examined: (i) the Registration Statement; (ii) the Company's Restated Articles of Incorporation and Bylaws, as amended to date; (iii) the Plan, as set forth in the Prospectus; (iv) the corporate proceedings relating to the adoption and amendment of the Plan and the authorization for the issuance and/or sale of the Shares thereunder; and (v) such matters of law as I have deemed necessary in order to render this opinion.

On the basis of the foregoing, I advise you that, in my opinion:

     (1) The Company is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.












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     (2)  The Shares sold under the Plan will, when issued (as to any such
Shares previously unissued) and paid for in accordance with the provisions of the Plan, be validly issued, fully paid and nonassessable by the Company, subject to the personal liability which may be imposed on shareholders by
Section 180.0622(2)(b) Wis. Stats., as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case. Although Section 180.0622(2)(b) Wis. Stats., provides that such personal liability of shareholders shall be "to an amount equal to the par value of shares owned by them respectively, and to the consideration for which their shares without par value was issued," the Wisconsin Supreme Court, by a split decision without a written opinion, has affirmed a judgment holding shareholders of a corporation liable under the substantially identical predecessor statute in effect prior to January 1, 1991 (Section 180.40(6) Wis. Stats.,) for unpaid employee wages to an amount equal to the consideration for which their par value shares were issued rather than the shares' lower stated par value. LOCAL 257 OF HOTEL AND RESTAURANT EMPLOYEES AND BARTENDERS INTERNATIONAL UNION V. WILSON STREET EAST DINNER PLAYHOUSE, INC., 126 Wis. 2d 284, 375 N.W.2d 664 (1985) (affirming the 1983 decision of the Circuit Court for Dane County, Wisconsin, in Case No. 82-CV-0023).

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am an "expert" within the meaning of Section 11 of the 1933 Act, or that I come within the category of persons whose consent is required by Section 7 of the 1933 Act.


Very truly yours,

/s/Walter T. Woelfle
----------------------
Walter T. Woelfle
Counsel
Wisconsin Energy Corporation



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